Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2006

Contacts:   (Media) Thomas Forsythe (763) 764-6364
(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS ANNOUNCES NEW LEADERSHIP STRUCTURE

        MINNEAPOLIS, MINN. — General Mills today announced a new organizational structure for its senior management team, effective June 1, 2006.

        Ken Powell, age 52, has been elected President and Chief Operating Officer of General Mills and a member of the company’s board of directors. Powell will continue to report directly to Chairman and Chief Executive Officer Steve Sanger, and will have responsibility for all company operating activities worldwide.

        Powell has been with General Mills for 26 years and was most recently Executive Vice President and Chief Operating Officer—U. S. Retail. His prior assignments include serving as President of the Yoplait Division from 1996 to 1997; President of Big G Cereals from 1997 to 1999; and Chief Executive Officer of the company’s Cereal Partners Worldwide joint venture with Nestle from 1999 to 2004.

        Jim Lawrence, 53, has been elected Vice Chairman of General Mills. Lawrence will continue to serve as the company’s Chief Financial Officer and assumes additional responsibilities for corporate strategy, reporting directly to Sanger. Lawrence joined General Mills in 1998 as Executive Vice President and Chief Financial Officer, and also held responsibility since 2000 for international operations.

        Ian Friendly, 45, has been elected Executive Vice President, Chief Operating Officer, U.S. Retail, reporting to Powell. Friendly will have responsibility for the company’s six major U.S. Retail divisions: Big G Cereals, Meals, Pillsbury, Yoplait, Snacks and Baking Products. Friendly joined General Mills in 1983 and has held a broad range of marketing and general management assignments, serving most recently as Senior Vice President and Chief Executive Officer of Cereal Partners Worldwide.

        Chris O’Leary, 46, has been elected Executive Vice President, Chief Operating Officer, International, reporting to Powell. In this role, O’Leary will have responsibility for the company’s International Division and

General Mills Canada. O’Leary was previously Senior Vice President and President of the Meals Division. He joined General Mills in 1997 after a 17-year career with PepsiCo, where his assignments included leadership roles for the Walkers-Smiths business in the United Kingdom and the Hostess Frito-Lay business in Canada.

        Marc Belton, 46, has been elected an Executive Vice President and retains responsibility for Health, Brand and New Business Development, including the emerging Small Planet Foods and 8th Continent businesses. Belton joined General Mills in 1983 and progressed through a variety of marketing and general management roles. He will now report directly to Powell.

        Christi Strauss, 44, has been promoted to Senior Vice President of General Mills and Chief Executive Officer of Cereal Partners Worldwide. Strauss joined General Mills in 1986 and has served since 1996 as President of General Mills Canada. In her new role, she will report directly to the CPW joint supervisory board and administratively to Powell.

        Also reporting to Powell are: Randy Darcy, Executive Vice President, Worldwide Operations and Technology; and Jeff Rotsch, Executive Vice President, Worldwide Sales and Channel Development. Rory Delaney, Senior Vice President, Strategic Technology, will report to Darcy.

        In addition to Powell and Lawrence, these three senior executives will continue to report directly to Sanger:

Siri Marshall, Senior Vice President, General Counsel, Chief Governance and Compliance Officer;
Mike Peel, Senior Vice President, Worldwide Human Resources and Corporate Services; and
Chris Shea, Senior Vice President, External Relations and President, General Mills Foundation.

        Commenting on the new organization, Sanger said, “This team has a tremendous base of experience with our industry and our businesses. I look forward to working with them to lead the next phase of General Mills’ long-term growth.”

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